Exhibit 99.1

United Online Reports Second Quarter 2013 Results

  Spin Off of FTD Targeted to be Effective October 1, 2013
  Recent Refinancing of FTD Credit Facilities Expected to Reduce Annual Interest Expense by Approximately $7 Million
  NetZero Wireless Announces Mobile Broadband Wholesale Agreements with Verizon and Sprint, Significantly Expanding NetZero Wireless Coverage Area
  Consolidated Revenues of $221.7 Million, Consolidated Operating Income of $14.0 Million and Consolidated Adjusted OIBDA of $34.7 Million

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--July 31, 2013--United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its second quarter ended June 30, 2013.

“The planned tax-free spin off of FTD from United Online remains on track,” said Mark R. Goldston, Chairman, President and Chief Executive Officer. “We expect the spin-off transaction will be effected before the market opens on October 1, 2013 and the proposed reverse stock split of United Online stock, if approved by the stockholders and the Board of Directors, will take place immediately prior to the spin off.”

“We recently completed the refinancing of FTD's credit facilities, an important step as we progress toward the spin off,” Goldston said. “This new credit agreement will reduce FTD's interest expense by approximately $7 million annually based on current LIBOR rates and will provide FTD with substantial capital and financial flexibility going forward. We believe this significant annual interest savings will more than offset the public company costs and the incremental ongoing operating expenses that FTD anticipates it will incur annually as a result of the separation once the spin off is complete. The new credit agreement provides FTD with a $350 million five-year secured revolving credit facility, of which $220 million was drawn at closing.”

“We are pleased to announce two agreements that will significantly expand the coverage and enhance the offerings of our NetZero Mobile Broadband service,” added Goldston. “We have signed a three-year agreement with Verizon to offer the NetZero Mobile Broadband service on Verizon's nationwide 3G network. When the service is launched, we expect NetZero Mobile Broadband will be available in approximately 500 markets and cover more than 300 million people, or approximately 95% of the entire U.S. population. Also, we have signed a five-year agreement with Sprint to offer the NetZero Mobile Broadband service via Sprint’s 4G LTE and 3G networks. This agreement will allow us to expand our NetZero Mobile Broadband coverage to a projected 200 million people in 2014 on the Sprint 4G LTE network.”

“Second quarter 2013 consolidated revenues of $221.7 million were slightly below our guidance range, while adjusted OIBDA of $34.7 million exceeded our guidance range by $2.2 million,” Goldston said. “FTD segment revenues decreased 2% and segment adjusted OIBDA was relatively flat versus the year-ago period. During the quarter, FTD results were unfavorably impacted by the timing of the Easter Holiday. Approximately $3 million in revenues and $0.4 million in segment adjusted OIBDA were recorded in the first quarter of 2013, which in the prior year were recorded in the second quarter. Adjusting for the timing of the Easter Holiday and excluding the unfavorable impact of foreign currency exchange rates, FTD segment revenues remained relatively flat versus the year-ago quarter, while segment adjusted OIBDA increased 2%.”

“In our Content & Media segment, pay accounts declined by 66,000 during the quarter, our lowest decline in pay accounts since the second quarter of 2010,” Goldston continued. “The quarterly net decrease in segment pay accounts has now improved for six consecutive quarters. Year over year, Content & Media segment revenues and adjusted OIBDA declined 13% and 12%, respectively. Content & Media segment revenues and adjusted OIBDA both increased on a sequential quarter basis.”

“During the quarter, Communications segment revenues and adjusted OIBDA declined 7% and 3%, respectively, compared to the year-ago quarter,” said Goldston. “Communications segment revenues and adjusted OIBDA both increased on a sequential quarter basis.”

“After the spin off of FTD, United Online will consist of its Content & Media and Communications segments, which delivered $243 million in segment revenues and $58 million in segment adjusted OIBDA during the last four quarters,” said Neil P. Edwards, Executive Vice President and Chief Financial Officer. “Over the last several quarters, the Content & Media segment’s net quarterly subscriber loss has been reduced to less than 25% of its peak level and we have created a new growth opportunity with the NetZero Mobile Broadband service, which will now be enhanced with the new Verizon and Sprint agreements.”

The completion of the spin off is subject to certain customary conditions, including receipt of a ruling from the U.S. Internal Revenue Service as to the tax-free nature of the spin off, effectiveness of appropriate filings with the U.S. Securities and Exchange Commission, receipt of legal opinions, and final approval of the transactions contemplated by the spin off. There can be no assurance that the spin off will occur and, if it does occur, there can be no assurance as to its terms or timing.

Summary Results for Second Quarter Ended June 30, 2013:

The following table summarizes key financial results for the second quarter ended June 30, 2013:

	(in millions, except per share amounts and percentages)
Financial Highlights	Q2 2013	Q2 2012	% Change
FTD revenues	$164.3	$167.5	(2%)
Content & Media revenues	32.9	38.0	(13%)
Communications revenues	24.9	26.8	(7%)
Intersegment eliminations	(0.4)	(0.5)	18%
Consolidated revenues	$221.7	$231.9	(4%)

GAAP operating income	$14.0	$16.9	(17%)

Adjusted OIBDA(1)	$34.7	$35.2	(2%)

GAAP net income attributable to common stockholders	$5.9	$8.2	(29%)
GAAP diluted net income per common share	$0.06	$0.09	(33%)

Adjusted net income attributable to common stockholders(2)	$15.7	$16.0	(1%)
Adjusted diluted net income per common share(2)	$0.17	$0.18	(6%)

  Revenues were $221.7 million, a 4% decrease compared to the year-ago quarter.
  GAAP operating income was $14.0 million compared to $16.9 million in the year-ago quarter.
  Adjusted OIBDA was $34.7 million, a decrease of 2% versus the year-ago quarter.
  Interest expense was $3.2 million, a decrease of 11% compared to the year-ago quarter.
  The effective income tax rate was 45% versus 40% in the year-ago quarter.
  GAAP diluted net income per common share was $0.06 versus $0.09 in the year-ago quarter.
  Adjusted diluted net income per common share was $0.17 versus $0.18 in the year-ago quarter.

Cash Flows, Balance Sheet and Dividend Highlights:

  Cash flows from operating activities and free cash flow(3) for the quarter ended June 30, 2013 were $14.0 million and $12.1 million, respectively, decreases of 13% and 10%, respectively, compared to the year-ago quarter.
  Cash and cash equivalents at June 30, 2013 were $122.4 million, compared to $132.3 million at March 31, 2013.
  Net debt at June 30, 2013 was $111.0 million, compared to $111.8 million at March 31, 2013. The company defines net debt as total debt, net of discounts, less cash and cash equivalents.
  The company paid $9.7 million in cash dividends during the quarter.
  In July 2013, the company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock that is payable on August 30, 2013 to stockholders of record on August 14, 2013.

Segment Results for Second Quarter Ended June 30, 2013:

FTD:

	(in millions, except percentages and metrics)
Financial Highlights	Q2 2013	Q2 2012	% Change
Products revenues	$129.1	$132.0	(2%)
Services revenues	35.1	35.5	(1%)
Segment revenues	$164.3	$167.5	(2%)

Segment income from operations	$21.2	$22.7	(6%)
Segment adjusted OIBDA(1)	$24.0	$24.0	—
as a % of segment revenues(1)	14.6%	14.3%

Metrics Highlights	Q2 2013	Q2 2012	% Change
Consumer orders(4) (in thousands)	1,921	1,997	(4%)
Average order value(4)	$61.27	$60.75	1%

British Pound / U.S. Dollar exchange rate (average)	1.54	1.58	(3%)

  Segment revenues were $164.3 million, a decrease of 2% versus the year-ago quarter. Adjusting for the timing of the Easter Holiday, segment revenues remained relatively flat versus the year-ago quarter.
  Segment income from operations was $21.2 million, a decrease of 6% versus the year-ago quarter.
  Segment adjusted OIBDA was $24.0 million, relatively flat versus the year-ago quarter. Adjusting for the timing of the Easter Holiday and excluding the unfavorable impact of foreign currency exchange rates, segment adjusted OIBDA increased 2% versus the year-ago quarter.
  Consumer orders were 1.9 million, down 4% versus the year-ago quarter. Adjusting for the timing of the Easter Holiday, consumer orders decreased 1%.
  Average order value (“AOV”) was $61.27, an increase of 1% compared to the year-ago quarter. Excluding the unfavorable impact of foreign currency exchange rates, AOV increased 2%.

Content & Media:

	(in millions, except percentages and metrics)
Financial Highlights	Q2 2013	Q2 2012	% Change
Products revenues	$1.0	$0.9	17%
Services revenues	20.6	24.1	(14%)
Advertising revenues	11.3	13.0	(13%)
Segment revenues	$32.9	$38.0	(13%)

Segment income from operations	$5.8	$6.6	(13%)
Segment adjusted OIBDA	$6.6	$7.4	(12%)
as a % of segment revenues	20.0%	19.6%

Metrics Highlights	Q2 2013	Q2 2012	% Change
Segment pay accounts(5) (in thousands)	2,720	3,120	(13%)
Net quarterly decline in segment pay accounts(5) (in thousands)	(66)	(173)	62%
Segment active accounts(5) (in millions)	10.5	10.3	2%
ARPU(6)	$2.48	$2.50	(1%)

Euro / U.S. Dollar Exchange Rate (average)	1.31	1.28	2%

  Segment revenues were $32.9 million, a decrease of 13% versus the year-ago quarter.
  Segment income from operations was $5.8 million, compared to $6.6 million in the year-ago quarter.
  Segment adjusted OIBDA was $6.6 million, a decrease of 12% versus the year-ago quarter.
  Segment pay accounts at June 30, 2013 were 2.7 million, a decrease of 13% versus June 30, 2012.
  Segment ARPU was $2.48, a decline of 1% versus the year-ago quarter.
Communications:

	(in millions, except percentages and metrics)
Financial Highlights	Q2 2013	Q2 2012	% Change
Products revenues	$0.7	$0.9	(26%)
Services revenues	17.3	19.9	(13%)
Advertising revenues	6.9	5.9	17%
Segment revenues	$24.9	$26.8	(7%)

Segment income from operations	$8.3	$8.6	(3%)
Segment adjusted OIBDA	$8.8	$9.0	(3%)
as a % of segment revenues	35.2%	33.6%

Metrics Highlights	Q2 2013	Q2 2012	% Change
Segment pay accounts (in thousands)	595	709	(16%)
ARPU	$9.34	$8.97	4%

  Segment revenues were $24.9 million, a decrease of 7% versus the year-ago quarter.
  Segment income from operations was $8.3 million, a decrease of 3% versus the year-ago quarter.
  Segment adjusted OIBDA was $8.8 million, a decrease of 3% versus the year-ago quarter. The investment in the NetZero Mobile Broadband business resulted in a negative adjusted OIBDA impact of $1.8 million during the second quarter of 2013, compared to a negative adjusted OIBDA impact of $4.0 million in the year-ago quarter.
  Segment pay accounts at June 30, 2013 were 0.6 million, a decrease of 16% versus June 30, 2012.
  Segment ARPU was $9.34, an increase of 4% versus the year-ago quarter.

Unallocated Corporate Expenses:

For the quarter ended June 30, 2013, the impact of unallocated corporate expenses on consolidated adjusted OIBDA was $4.7 million, an 11% decrease compared to the year-ago quarter.

Business Outlook:

The following forward-looking information includes certain of the projections made by management as of the date of this press release. The company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission. This guidance assumes that the FTD segment remains part of the company through the end of the third quarter of 2013.

Third Quarter 2013 Guidance:

Third Quarter 2013 (in millions)	Guidance
Revenues	$169 - $175
Adjusted OIBDA	$22 - $26

Third Quarter 2013 Supplemental Information (in millions)	Guidance
Net interest expense	$3.6
Shares used to calculate diluted net income per common share	92.6
Shares used to calculate adjusted diluted net income per common share(2)	92.9

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA.

Third Quarter 2013 (in millions)	Guidance
Operating Income	$0.0 - $4.0
Depreciation	$5.8
Amortization of intangible assets	$7.4
Stock-based compensation	$3.4
Transaction-related costs	$5.4
Adjusted OIBDA	$22.0 - $26.0

Investor Conference Call on July 31, 2013 at 5:00 pm ET (2:00 pm PT):

The company will host a conference call to discuss the results at 5:00 pm ET (2:00 pm PT) on Wednesday, July 31, 2013. The conference call dial-in number is 888-359-3624 for U.S. and Canadian participants and 719-325-2448 for participants outside the U.S. and Canada. The passcode is 3865986. Alternatively, a live webcast of the conference call, along with a presentation containing financial highlights for the second quarter ended June 30, 2013, is accessible within the Investor Relations section of the company’s website at www.unitedonline.com.

The presentation and a replay of the broadcast will be available on the company’s website for seven days following the call. A replay of the broadcast will also be available for seven days following the call by dialing 888-203-1112 (or 719-457-0820 outside of the U.S. and Canada) and the replay passcode, 3865986.

Non-GAAP Measures:

In evaluating the company’s performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”): adjusted OIBDA, adjusted net income, adjusted basic and diluted net income per common share, and free cash flow. These measures are adjusted to exclude certain non-cash expenses such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets. In addition, these measures are adjusted to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company’s business operations or are not reflective of the company’s core results over time. These items may include recurring as well as non-recurring items. These adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. For example, certain restructuring and other exit costs may be considered recurring given the company’s ongoing efforts to be more cost effective and efficient, certain litigation or dispute settlement charges or gains may be viewed as recurring given that the company is continually involved in, and resolving, litigation, arbitration, investigations, disputes and similar matters, and certain transaction-related costs may be deemed recurring given the company's regular evaluation of potential transactions. Notwithstanding that certain charges, costs or gains may be considered recurring, in order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges, costs or gains because they are not reflective of the company's core results and tend to vary based on timing, frequency and magnitude.

Restructuring and Other Exit Costs — Restructuring and other exit costs consist primarily of employee termination costs, facility closure and relocation costs, and contract termination costs.

Litigation or Dispute Settlement Charges or Gains — These charges or gains include estimated losses for which we have established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the company related to such matters are also included in these adjustments.

Transaction-Related Costs —The company excludes certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

Definitions of Non-GAAP Measures:

(1) Adjusted operating income before depreciation and amortization (“adjusted OIBDA”) is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets. The company's definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (i) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core operating results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company’s performance. The company’s board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable. An additional limitation associated with the use of this measure is that the term “adjusted OIBDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables. In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in our financial results for the foreseeable future.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company’s Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs and the impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA for each of the company’s segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (i) certain non-cash expenses (such as stock-based compensation, and the impairment of goodwill, intangible assets and long-lived assets); and (ii) expenses that are not reflective of the segment's core operating results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs), these measures provide investors with additional useful information to evaluate the company’s segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about such charges, gains and costs by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; impairment of goodwill, intangible assets and long-lived assets; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and the re-measurement of certain deferred tax assets. Adjusted diluted net income per common share includes the adjustment for shares resulting from the elimination of stock-based compensation. Management believes that adjusted net income and adjusted diluted net income per common share provide investors with additional useful information to measure the company’s financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (i) certain non-cash expenses (such as stock-based compensation, amortization of intangible assets, and the impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs). Management also uses adjusted net income and adjusted diluted net income per common share for this purpose. Adjusted net income and adjusted diluted net income per common share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per common share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms “adjusted net income” and “adjusted diluted net income per common share” do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per common share, directly ahead of adjusted net income and adjusted diluted net income per common share within its financial press releases and by providing a reconciliation of adjusted net income that shows and describes the adjustments made. A reconciliation of adjusted net income to net income, its most comparable GAAP measure, is provided in the accompanying tables.

(3) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and cash received for litigation or dispute settlement gains, and plus the excess tax benefits from equity awards, cash paid for restructuring and other exit costs, cash paid for litigation or dispute settlement charges, and cash paid for transaction-related costs. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets and prior to cash paid for restructuring and other exit costs, cash paid or received for litigation or dispute settlement charges or gains, and cash paid for transaction-related costs. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(4) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk website and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included.

Average order value ("AOV") represents the average U.S. Dollar amount received for consumer orders delivered during a period. For orders placed outside the U.S. (principally in the U.K. and the Republic of Ireland), this average U.S. Dollar amount is determined after translating the local currency amounts received into U.S. Dollars. Average order value includes merchandise revenues and shipping, handling and service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(5) A pay account is defined as a member who has paid for a subscription to a Content & Media or Communications service, and whose subscription has not terminated or expired. A subscription provides the member with access to our service for a specific term (for example, a month or a year) and may be renewed upon the expiration of each term. One-time purchases of our services, with the exception of our free NetZero Mobile Broadband service, are not considered subscriptions and thus, are not included in the pay accounts metric. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. In addition, at any point in time, our pay account base includes a number of accounts receiving a free period of service as either a promotion or retention tool, such as the subscribers receiving our free NetZero Mobile Broadband service, and a number of accounts that have notified us that they are terminating their service but whose service remains in effect.

Content & Media segment active accounts are defined as the sum of all pay accounts as of the date presented; the monthly average for the period of all free accounts who have visited our domestic or international online nostalgia websites (excluding schoolFeed and The Names Database) at least once during the period; and the monthly average for the period of all online loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts include all Communications segment pay accounts as of the date presented combined with the number of free dial-up Internet access and email accounts that logged on to our services at least once during the preceding 31 days.

(6) ARPU is calculated by dividing services revenues generated from the pay accounts of our Content & Media or Communications segment, as applicable, for a period (after translation into U.S. Dollars) by the average number of segment pay accounts for that period, divided by the number of months in that period.

(7) Our average monthly churn rate is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for that period, divided by the number of months in that period. Our average monthly churn percentage may fluctuate from period to period due to our mix of subscription terms, which affects the timing of subscription expirations, and other factors. We make certain normalizing adjustments to the calculation of our churn percentage for periods in which we add a significant number of pay accounts due to acquisitions. For our Communications segment pay accounts, we do not include in our churn calculation accounts canceled during the first 30 days of service, other than dial-up accounts that have upgraded from free accounts. A number of such accounts nevertheless will be included in our account totals at any given measurement date. Subscribers who cancel one pay service but subscribe to another pay service are not necessarily considered to have canceled a pay account depending on the services and, as such, our segment churn rates are not necessarily indicative of the percentage of subscribers canceling any particular service.

About United Online®:

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. The company's FTD segment provides floral-related products and services (FTD, Interflora, Flying Flowers, and Flowers Direct) for consumers and retail florists, as well as other retail locations offering floral and related products and services. The company's Content & Media segment provides online nostalgia products and services (Classmates and StayFriends) and online loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including NetZero Mobile Broadband (NetZero Wireless).

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the proposed spin off of the FTD segment and the proposed reverse stock split; potential benefits of the new credit agreement, Verizon agreement and Sprint agreement; future financial performance; revenues; operating expenses; operating income; capital expenditures; depreciation and amortization; stock-based compensation; and transaction-related costs. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the effects of the proposed spin off or other transactions on our businesses; the effect of competition; the company’s inability to maintain or increase its advertising revenues; risks associated with the integration or commercialization of new businesses, products, services, applications or features or the success of new business models; the severity and duration of current economic conditions; the company’s inability to maintain or increase the number of free and pay accounts, visitors to its websites, and members of the floral network; risks associated with litigation and governmental regulations or investigations, including reviews of business practices such as marketing, billing, renewal, and post-transaction sales practices; problems associated with the company’s operations, systems or technologies; changes in marketing conditions and laws; potential write down, reserve against or impairment of assets including receivables, goodwill, intangible assets or other assets; the company’s inability to enforce or defend its ownership and use of intellectual property; financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound and Euro; changes in stock-based compensation due to future equity issuances or other reasons; changes in amortization or depreciation due to a variety of factors; changes in the floral industry; the company’s inability to retain key customers, vendors and personnel; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits or the tax treatment of the proposed spin off transaction; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in the company’s filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Products	$130,866	$133,813	$285,953	$276,412
Services	90,883	98,044	183,180	197,737
Total revenues	221,749	231,857	469,133	474,149
Operating expenses:
Cost of revenues-products (a)	100,317	102,826	219,508	211,834
Cost of revenues-services (a)	21,791	22,526	44,157	44,709
Sales and marketing(a)	41,545	46,800	87,506	93,559
Technology and development(a)	12,501	11,918	24,925	23,504
General and administrative(a)	23,833	23,249	50,395	47,536
Amortization of intangible assets	7,757	7,537	15,504	14,846
Acquisition-related contingent consideration	25	-	(5,124)	-
Restructuring and other exit costs	(62)	85	2,227	14
Total operating expenses	207,707	214,941	439,098	436,002

Operating income	14,042	16,916	30,035	38,147

Interest income	226	213	379	451
Interest expense	(3,191)	(3,583)	(6,383)	(7,041)
Other income, net	221	567	588	771

Income before income taxes	11,298	14,113	24,619	32,328
Provision for income taxes	5,046	5,583	8,248	12,295
Net income	$6,252	$8,530	$16,371	$20,033
Income allocated to participating securities	(400)	(294)	(636)	(604)
Net income attributable to common stockholders	$5,852	$8,236	$15,735	$19,429

Basic net income per common share	$0.06	$0.09	$0.17	$0.22
Shares used to calculate basic net income per common share	92,386	90,478	91,985	90,136
Diluted net income per common share	$0.06	$0.09	$0.17	$0.22
Shares used to calculate diluted net income per common share	92,644	90,505	92,230	90,200

Shares outstanding at end of period	92,532	90,637	92,532	90,637

(a) Stock-based compensation was allocated as follows:
Cost of revenues-products	$11	$(2)	$21	$6
Cost of revenues-services	41	31	82	125
Sales and marketing	623	559	1,258	1,142
Technology and development	360	297	726	795
General and administrative	2,066	2,148	4,060	4,419
Total stock-based compensation	$3,101	$3,033	$6,147	$6,487

UNITED ONLINE, INC.
Unaudited Reconciliation of Operating Income to Adjusted OIBDA(1)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating income	$14,042	$16,916	$30,035	$38,147
Depreciation	6,167	6,620	12,312	13,095
Amortization of intangible assets	9,250	7,888	18,110	15,632
Operating income before depreciation and amortization	29,459	31,424	60,457	66,874
Stock-based compensation	3,101	3,033	6,147	6,487
Restructuring and other exit costs	(62)	85	2,227	14
Litigation or dispute settlement charges	683	(396)	878	(396)
Transaction-related costs	1,470	1,040	(1,986)	1,338
Adjusted OIBDA	$34,651	$35,186	$67,723	$74,317

UNITED ONLINE, INC.
Unaudited Reconciliation of Segment Income from Operations to Segment Adjusted OIBDA(1)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

FTD:
Segment income from operations	$21,202	$22,661	$47,939	$46,741
Stock-based compensation	1,007	1,028	1,903	2,134
Litigation or dispute settlement charges	383	-	578	-
Transaction-related costs	1,373	302	1,373	600
Segment adjusted OIBDA	$23,965	$23,991	$51,793	$49,475

Content & Media:
Segment income from operations	$5,780	$6,620	$11,574	$13,931
Stock-based compensation	536	495	1,304	1,143
Restructuring and other exit costs	(62)	(28)	2,227	(91)
Litigation or dispute settlement charges	300	(396)	300	(396)
Transaction-related costs	20	738	(5,108)	738
Segment adjusted OIBDA	$6,574	$7,429	$10,297	$15,325

Communications:
Segment income from operations	$8,288	$8,566	$14,918	$18,931
Stock-based compensation	481	438	951	1,086
Restructuring and other exit costs	-	-	-	(8)
Segment adjusted OIBDA	$8,769	$9,004	$15,869	$20,009

Unallocated corporate expenses	$(4,657)	$(5,238)	$(10,236)	$(10,492)

Consolidated adjusted OIBDA	$34,651	$35,186	$67,723	$74,317

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$6,252	$8,530	$16,371	$20,033
Income allocated to participating securities	(400)	(294)	(636)	(604)
Net income attributable to common stockholders	5,852	8,236	15,735	19,429

Adjustments:
Stock-based compensation	3,101	3,033	6,147	6,487
Amortization of intangible assets	9,250	7,888	18,110	15,632
Restructuring and other exit costs	(62)	85	2,227	14
Litigation or dispute settlement charges	683	(396)	878	(396)
Transaction-related costs	1,470	1,040	(1,986)	1,338
	20,294	19,886	41,111	42,504

Income tax effect of adjusting entries	(4,581)	(3,936)	(10,438)	(7,392)
Adjusted net income attributable to common stockholders	$15,713	$15,950	$30,673	$35,112

GAAP net income per common share:
Basic net income per common share	$0.06	$0.09	$0.17	$0.22
Shares used to calculate basic net income per common share	92,386	90,478	91,985	90,136
Diluted net income per common share	$0.06	$0.09	$0.17	$0.22
Shares used to calculate diluted net income per common share	92,644	90,505	92,230	90,200

Adjusted net income per common share:
Adjusted basic net income per common share	$0.17	$0.18	$0.33	$0.39
Shares used to calculate adjusted basic net income per common share	92,386	90,478	91,985	90,136
Adjusted diluted net income per common share	$0.17	$0.18	$0.33	$0.39
Shares used to calculate adjusted diluted net income per common share	92,902	90,768	92,468	90,434

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$122,423	$136,444
Accounts receivable, net	36,606	43,721
Inventories, net	12,329	16,116
Deferred tax assets, net	12,519	12,279
Property and equipment, net	52,679	57,877
Goodwill and intangible assets, net	638,621	668,479
Other assets	27,047	28,503
Total assets	$902,224	$963,419

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$54,243	$80,543
Accrued liabilities	41,617	45,253
Member redemption liability	21,680	22,575
Deferred revenue	48,160	49,581
Debt, net of discounts	233,410	244,000
Deferred tax liabilities, net	28,939	31,896
Other liabilities	8,813	14,485
Total liabilities	436,862	488,333

Stockholders' equity	465,362	475,086

Total liabilities and stockholders' equity	$902,224	$963,419

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,252	$8,530	$16,371	$20,033
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	18,518	17,541	36,569	35,214
Provision for doubtful accounts receivable	419	393	988	1,122
Acquisition-related contingent consideration	25	-	(5,124)	-
Accretion of discounts and amortization of debt issue costs	285	432	473	634
Deferred taxes and other, net	(1,304)	(1,938)	(3,296)	(3,162)
Tax benefits (shortfalls) from equity awards	281	22	487	(252)
Excess tax benefits from equity awards	(58)	-	(271)	(13)
Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable, net	5,255	2,811	5,835	5,888
Inventories, net	(256)	(743)	3,740	(2,357)
Other assets	(192)	632	2,540	6,915
Accounts payable and accrued liabilities	(12,430)	(5,785)	(26,269)	(24,558)
Member redemption liability	(170)	(344)	(895)	(845)
Deferred revenue	(2,172)	(3,645)	(1,067)	(3,931)
Other liabilities	(503)	(1,933)	(984)	(1,840)
Net cash provided by operating activities	13,950	15,973	29,097	32,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,605)	(4,235)	(9,917)	(8,447)
Purchases of rights, content and intellectual property	(315)	(621)	(602)	(1,140)
Purchases of investments	(22)	(47)	(33)	(65)
Proceeds from sales of investments	154	285	210	374
Cash paid for acquisitions, net of cash acquired	-	(11,355)	-	(11,355)
Net cash used for investing activities	(4,788)	(15,973)	(10,342)	(20,633)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(10,857)	(17,000)	(10,857)	(17,663)
Proceeds from exercises of stock options	-	1	-	5
Proceeds from employee stock purchase plans	1,699	1,793	1,699	1,793
Repurchases of common stock	(70)	(62)	(3,342)	(2,144)
Dividends and dividend equivalents paid on outstanding shares and restricted stock units	(9,651)	(9,420)	(19,089)	(18,670)
Excess tax benefits from equity awards	58	-	271	13
Net cash used for financing activities	(18,821)	(24,688)	(31,318)	(36,666)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(186)	(1,536)	(1,458)	(218)

Change in cash and cash equivalents	(9,845)	(26,224)	(14,021)	(24,669)
Cash and cash equivalents, beginning of period	132,268	137,660	136,444	136,105
Cash and cash equivalents, end of period	$122,423	$111,436	$122,423	$111,436

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(3)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$13,950	$15,973	$29,097	$32,848
Adjustments:
Capital expenditures	(4,605)	(4,235)	(9,917)	(8,447)
Excess tax benefits from equity awards	58	-	271	13
Cash paid for restructuring and other exit costs	315	851	1,604	3,421
Cash paid for litigation or dispute settlement charges	259	6	830	108
Cash paid for transaction-related costs	2,095	795	2,986	800
Free cash flow	$12,072	$13,390	$24,871	$28,743

UNITED ONLINE, INC.
Unaudited Segment Information
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
FTD
Revenues:
Products	$129,145	$131,996	$282,347	$273,398
Services	35,134	35,531	72,215	70,576
Total revenues	164,279	167,527	354,562	343,974

Operating expenses:
Cost of revenues	103,227	106,387	225,477	219,642
Sales and marketing	27,723	28,668	58,010	57,407
Technology and development	4,116	3,782	7,949	7,488
General and administrative	10,191	8,483	19,613	17,665
Amortization of intangible assets	6,396	6,383	12,803	12,661
Total operating expenses	151,653	153,703	323,852	314,863

Operating income	12,626	13,824	30,710	29,111

Depreciation	2,180	2,454	4,426	4,969
Amortization of intangible assets	6,396	6,383	12,803	12,661
Segment income from operations	21,202	22,661	47,939	46,741
Stock-based compensation	1,007	1,028	1,903	2,134
Litigation or dispute settlement charges	383	-	578	-
Transaction-related costs	1,373	302	1,373	600
Segment adjusted OIBDA	$23,965	$23,991	$51,793	$49,475

Content & Media
Revenues:
Products	$1,030	$881	$1,654	$1,781
Services	20,594	24,067	41,755	49,853
Advertising and other	11,295	13,038	22,336	25,797
Total revenues	32,919	37,986	65,745	77,431

Operating expenses:
Cost of revenues	10,559	10,591	21,058	20,681
Sales and marketing	10,156	12,919	21,546	27,261
Technology and development	6,102	5,497	12,183	10,695
General and administrative	4,893	5,580	10,784	11,233
Amortization of intangible assets	1,361	1,154	2,701	2,185
Acquisition-related contingent consideration	25	-	(5,124)	-
Restructuring and other exit costs	(62)	(28)	2,227	(91)
Total operating expenses	33,034	35,713	65,375	71,964

Operating income (loss)	(115)	2,273	370	5,467

Depreciation	3,041	2,842	5,897	5,493
Amortization of intangible assets	2,854	1,505	5,307	2,971
Segment income from operations	5,780	6,620	11,574	13,931
Stock-based compensation	536	495	1,304	1,143
Restructuring and other exit costs	(62)	(28)	2,227	(91)
Litigation or dispute settlement charges	300	(396)	300	(396)
Transaction-related costs	20	738	(5,108)	738
Segment adjusted OIBDA	$6,574	$7,429	$10,297	$15,325

Communications
Revenues:
Products	$691	$936	$1,952	$1,233
Services	17,321	19,945	35,155	41,013
Advertising	6,923	5,929	12,468	11,324
Total revenues	24,935	26,810	49,575	53,570

Operating expenses:
Cost of revenues	8,432	8,534	17,322	16,506
Sales and marketing	3,940	5,519	8,507	9,431
Technology and development	2,283	2,639	4,793	5,321
General and administrative	2,851	2,815	5,879	5,899
Restructuring and other exit costs	-	-	-	(8)
Total operating expenses	17,506	19,507	36,501	37,149

Operating income	7,429	7,303	13,074	16,421

Depreciation	859	1,263	1,844	2,510
Segment income from operations	8,288	8,566	14,918	18,931
Stock-based compensation	481	438	951	1,086
Restructuring and other exit costs	-	-	-	(8)
Segment adjusted OIBDA	$8,769	$9,004	$15,869	$20,009

Total segment adjusted OIBDA	$39,308	$40,424	$77,959	$84,809

Reconciliation of segment revenues to consolidated revenues:
FTD	$164,279	$167,527	$354,562	$343,974
Content & Media	32,919	37,986	65,745	77,431
Communications	24,935	26,810	49,575	53,570
Intersegment eliminations	(384)	(466)	(749)	(826)
Consolidated revenues	$221,749	$231,857	$469,133	$474,149

Reconciliation of segment operating expenses to consolidated operating expenses:
FTD	$151,653	$153,703	$323,852	$314,863
Content & Media	33,034	35,713	65,375	71,964
Communications	17,506	19,507	36,501	37,149
Unallocated corporate expenses	5,898	6,484	14,119	12,852
Intersegment eliminations	(384)	(466)	(749)	(826)
Consolidated operating expenses	$207,707	$214,941	$439,098	$436,002

Reconciliation of segment income from operations to consolidated operating income:
FTD	$21,202	$22,661	$47,939	$46,741
Content & Media	5,780	6,620	11,574	13,931
Communications	8,288	8,566	14,918	18,931
Total segment income from operations	35,270	37,847	74,431	79,603
Depreciation	(6,167)	(6,620)	(12,312)	(13,095)
Amortization of intangible assets	(9,250)	(7,888)	(18,110)	(15,632)
Unallocated corporate expenses, excluding depreciation	(5,811)	(6,423)	(13,974)	(12,729)
Consolidated operating income	$14,042	$16,916	$30,035	$38,147

Reconciliation of segment adjusted OIBDA to consolidated adjusted OIBDA:
FTD adjusted OIBDA	$23,965	$23,991	$51,793	$49,475
Content & Media adjusted OIBDA	6,574	7,429	10,297	15,325
Communications adjusted OIBDA	8,769	9,004	15,869	20,009
Total segment adjusted OIBDA	39,308	40,424	77,959	84,809
Unallocated corporate expenses	(4,657)	(5,238)	(10,236)	(10,492)
Consolidated adjusted OIBDA	$34,651	$35,186	$67,723	$74,317

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics (a)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012

Consolidated:
Revenues (in thousands)	$221,749	$247,384	$218,983	$177,751	$231,857

FTD:
Segment revenues (in thousands)	$164,279	$190,283	$153,178	$116,362	$167,527
% of consolidated revenues	74%	77%	70%	65%	72%

Consumer orders(4) (in thousands)	1,921	2,204	1,787	1,239	1,997
Average order value(4)	$61.27	$61.01	$60.13	$61.06	$60.75
Average foreign currency exchange rate: GBP to USD	1.54	1.54	1.61	1.58	1.58

Content & Media:
Segment revenues (in thousands)	$32,919	$32,826	$39,509	$36,556	$37,986
% of consolidated revenues	15%	13%	18%	21%	16%

Pay accounts(5) (in thousands)	2,720	2,786	2,864	2,987	3,120
Segment churn(7)	3.1%	3.3%	3.5%	3.4%	3.6%
ARPU(6)	$2.48	$2.48	$2.52	$2.50	$2.50
Segment active accounts(5) (in millions)	10.5	11.4	11.5	10.9	10.3
Currency exchange rate: EUR to USD	1.31	1.32	1.30	1.25	1.28

Communications:
Segment revenues (in thousands)	$24,935	$24,640	$26,669	$25,203	$26,810
% of consolidated revenues	11%	10%	12%	14%	12%

Pay accounts(5) (in thousands):
Access	378	404	421	440	467
Other	217	222	229	235	242
Total Communications pay accounts	595	626	650	675	709

Segment churn(7)	3.0%	3.0%	2.9%	3.1%	3.2%
ARPU(6)	$9.34	$9.21	$9.05	$8.97	$8.97
Segment active accounts(5) (in millions)	1.2	1.3	1.3	1.4	1.4

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

CONTACT:
United Online, Inc.
Investors:
David Bigelow, 818-287-3560
dbigelow@corp.untd.com
or
Press:
Scott Matulis, 818-287-3388
pr@untd.com